EXHIBIT 99.1

Regency Centers Corporation

Press Release

www.RegencyCenters.com	CONTACT: LISA PALMER
(904) 598-7636

REGENCY CENTERS REPORTS 35% FFO PER SHARE GROWTH IN SECOND QUARTER

Jacksonville, Fla. (August 3, 2005) — Regency Centers Corporation announced today financial and operating results for the quarter and six months ended June 30, 2005.

Funds From Operations (FFO) for the second quarter increased to $66.1 million, or $1.01 per diluted share, compared to $46.7 million and $0.75 per diluted share for the same period last year, a per share growth rate of 34.7%. For the six months ended June 30, 2005, FFO was $123.3 million or $1.90 per diluted share, compared to $88.5 million and $1.43 for the same period last year. Year to date FFO per share has increased 32.9% over 2004. Regency reports FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT) as a supplemental earnings measure. The Company considers this a meaningful performance measurement in the Real Estate Investment Trust industry.

Net income for common stockholders for the quarter was $40.2 million, or $0.63 per diluted share, compared to $25.1 million and $0.41 per diluted share for the same period last year, an increase of 53.7%. Net income for the six months ended June 30, 2005 was $74.9 million or $1.18 per diluted share, compared to $46.5 million and $0.77 per diluted share for the first half of 2004, an increase of 53.2%.

“Regency’s second quarter results continue to build on the strong momentum created last quarter,” commented Martin E. Stein, Jr., Regency’s Chairman & Chief Executive Officer. “Our high quality portfolio, which now includes the exceptional centers that we purchased from First Washington, is generating robust and reliable growth in same property NOI; our development program continues to create substantial value; and several significant capital market transactions have considerably strengthened our balance sheet.”

Portfolio Results

At June 30, 2005, the Company owned 383 retail properties, including those held in joint ventures. Including tenant-owned square footage, the portfolio encompassed 48.9 million square feet.

For the six months ended June 30, 2005, Regency’s results for wholly-owned properties and its pro-rata share of joint ventures were as follows:

•	Same store net operating income (NOI) growth: 3.9%

•	Same store rental rate growth on a cash basis: 10.0%

•	Percent leased: 95.2%

For the six months ended June 30, 2005, results for the total real estate portfolio including joint ventures at 100% were as follows:

•	Same store net operating income (NOI) growth: 4.1%

•	Same store rental rate growth on a cash basis: 9.9%

•	Percent leased: 95.4%

•	Leasing transactions year to date: 614 new and renewal lease transactions for a total of 2.1 million square feet

Capital Recycling and Joint Ventures

During the second quarter Regency sold one completed development for a gross sales price of $59.8 million and a cap rate of 8.50%. This cap rate reflects the pre-sale agreement at commencement of the project in February of 2003. The Company sold two wholly-owned operating properties at an average cap rate of 7.22% and a combined gross sales price of $19.9 million. Three operating properties were sold out of the Company’s joint ventures at an average cap rate of 8.22%. The gross sales price was $34.7 million with Regency’s share being $8.7 million. Regency also sold 6 outparcels for total proceeds of $7.1 million during the quarter.

On June 1, 2005, Regency and its joint venture partner, Macquarie Countrywide Trust (MCW), closed on the acquisition of 100 retail properties totaling approximately 12.6 million square feet from CalPERS/First Washington. The transaction was valued at approximately $2.68 billion and Regency has a 35% ownership interest in the properties.

Development

As of June 30, 2005 the Company had 26 properties and two expansions under development for an estimated total net investment at completion of $502 million. The expected return on these in-process developments is 9.92%. The in-process developments are 53% funded and 75% leased, including tenant-owned GLA. Mr. Stein added, “Despite rising construction costs, continuing entitlement challenges and increased competition, the development program continues to generate impressive returns on capital, adding significant value for our shareholders.”

Capital Markets

Subsequent to quarter end, Regency announced the sale of $350 million of 5.25% ten year senior unsecured notes. The net proceeds were used to reduce the debt outstanding under the bridge loan that was entered into on June 1, 2005 to fund Regency’s equity investment in the acquisition of the First Washington portfolio, and to reduce debt outstanding under Regency’s line of credit.

On August 1, 2005, Regency announced that it settled 3,782,500 of the 4,312,500 shares relating to the forward sale of common stock entered into with Citigroup in March. The net proceeds of approximately $175.5 million were used to redeem $30 million of Series E 8.75% preferred units, to pay off the remaining debt under the bridge loan and to reduce debt outstanding under Regency’s line of credit. The remaining 530,000 shares are expected to settle September 8, 2005, at which time the proceeds will be used to redeem the $24 million of Series F 8.75% preferred units. Regency will record a charge of $1.4 million to net income for common stockholders in the third quarter for the original issuance costs associated with the redemption of $54 million of preferred units.

On August 2, 2005, Regency issued $75 million of 6.70% Series 5 Cumulative Preferred Stock. The proceeds were used to reduce debt outstanding under the Company’s line of credit.

As a result of the above financing activity, the current balance of the unsecured line of credit is approximately $100 million.

Dividend

On August 2, 2005, the Board of Directors declared a quarterly cash dividend of $0.55 per share, payable on August 30, 2005 to shareholders of record on August 16, 2005. The Board also declared a quarterly cash dividend of $0.46563 on the Series 3 Preferred stock, payable on September 30, 2005 to shareholders of record on September 1, 2005. The Board has also declared a quarterly cash dividend of $0.45313 on the Series 4 Preferred stock, payable on September 30, 2005 to shareholders of record on September 1, 2005. The Board has also declared a cash dividend of $0.27917 on the Series 5 Preferred stock, payable on September 30, 2005 to shareholders of record on September 1, 2005. This represents a pro-rated dividend paid from the settlement date of August 2, 2005 based on a quarterly dividend of $0.41875.

Conference Call

In conjunction with Regency’s second quarter results, you are invited to listen to its conference call that will be broadcast live over the internet on Thursday August 4, 2005 at 10:00 a.m. EST on the Company’s web site www.RegencyCenters.com. If you are unable to participate during the live webcast, the call will also be archived on the web site.

The Company has published additional forward-looking statements in its second quarter 2005 supplemental information package that may help investors estimate earnings for 2005. A copy of the Company’s second quarter 2005 supplemental information will be available on the Company’s web site at www.RegencyCenters.com or by written request to Diane Ortolano, Investor Relations, Regency Centers Corporation, 121 West Forsyth Street, Suite 200, Jacksonville, Florida, 32202. The supplemental information package contains more detailed financial and property results including financial statements, an outstanding debt summary, acquisition and development activity, investments in joint ventures, information pertaining to securities issued other than common stock, property details, a significant tenant rent report and a lease expiration table in addition to earnings and valuation guidance assumptions. The information provided in the supplemental package is unaudited and there can be no assurance that the information will not vary from the final information for the quarter ended June 30, 2005. Regency may, but assumes no obligation to, update information in the supplemental package from time to time.

Funds From Operations Reconciliation to Net Income—Actual Results

	Three Months Ended		Year to Date
For the Periods Ended June 30, 2005 and 2004	2005	2004	2005	2004
Funds From
Operations:

Net income for common stockholders	40,217,153	25,059,426	74,902,915	46,479,628
Add (Less):
Depreciation expense - consolidated properties	17,885,045	17,738,158	35,830,997	35,300,698
Depreciation expense - unconsolidated joint ventures	6,888,471	1,334,468	9,449,993	2,698,485
Less: consolidated JV partner’s share of depreciation	(47,873)	(32,610)	(96,134)	(82,919)
Amortization of leasing commissions and intangibles	3,367,552	2,175,471	6,172,290	4,519,860
(Gain) on sale of operating properties	(3,190,786)	(64,207)	(4,726,312)	(1,215,916)
Minority interest of exchangeable partnership units	932,085	441,118	1,794,726	826,275

Funds from Operations	66,051,647	46,651,824	123,328,475	88,526,111

Weighted Average Shares
For Diluted FFO Per Share	64,918,410	61,304,285	64,458,400	61,256,103

Regency Centers Corporation (NYSE: REG)

Regency is the leading national owner, operator, and developer focused on grocery-anchored, neighborhood and community retail centers. At June 30, 2005, the Company owned 383 retail properties, including those held in joint ventures. Including tenant-owned square footage, the portfolio encompassed 48.9 million square feet located in top markets throughout the United States. Since 2000 Regency has completed 92 shopping center developments at a net investment of $1.2 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on forms 10K and 10Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.

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